Exhibit 99.1

May 18, 2007	CONTACTS:

Richard W. FitzGerald Phone: 281-408-1203

EAGLE ROCK ENERGY PARTNERS, L.P. ANNOUNCES RESIGNATION OF PRESIDENT AND CHIEF OPERATING OFFICER

HOUSTON — Eagle Rock Energy Partners, L.P. (Nasdaq:EROC; the “Partnership”) announced today that Alex A. Bucher, Jr., the president and chief operating officer of Eagle Rock Energy G&P, LLC (“G&P”), which is the general partner of Eagle Rock Energy GP, L.P., the general partner of the Partnership, has resigned, effective June 15, 2007, from all officer positions he holds with G&P as well as from its Board of Directors. Mr. Bucher will be pursuing other opportunities.

Joseph A. Mills, chairman and chief executive officer of G&P, said, “We will miss Alex and his significant contribution in our successful gathering and processing operations. To his credit and our benefit, he has assembled a first class organization that will assure continuity in the future execution of our strategic and business plans. As a founder of Eagle Rock, his vision and perseverance have been a driving force behind Eagle Rock’s success. We wish him every success in the future.”

“I am thankful to have been an integral part of creating and growing Eagle Rock,” stated Mr. Bucher. “My decision to leave was a difficult and personal choice. As I look upon our many successes at Eagle Rock, I feel very confident that the senior management team will continue the success of Eagle Rock in the future. As one of the partners in Eagle Rock Holdings, L.P., I will continue to have a significant vested interest in the success of the organization.” Eagle Rock Holdings, L.P. is the largest holder of limited partner interests in the Partnership and is the owner of the general partner.

Mr. Mills continued, “The senior management team that has been reporting to Alex, Bill Puckett, senior vice president of commercial operations, Stephen McNair, vice president of operations and Stacy Horn, vice president of commercial development, has extensive industry experience and has gained invaluable experience under Alex’s leadership and direction over the past year. I am very confident this team is prepared and ready to continue to grow and maximize the value of our assets and business plan going forward. Effective immediately, these gentlemen will begin to report to me as we evaluate our organization’s management structure going forward.”

Eagle Rock Energy Partners, L.P. is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, developing, and producing oil and gas interests.  Its corporate office is located in Houston, Texas.

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.

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